EXHIBIT 10.1
AMENDMENT NO. 1 TO
AMENDED AND RESTATED
TEXTRON INC. SHORT-TERM INCENTIVE PLAN

    Pursuant to Section 10.1 of the Textron Inc. Short-Term Incentive Plan (As Amended and Restated effective as of July 28, 2020) (the "Plan"), Textron Inc. hereby amends the Plan, effective July 25, 2023, as follows:

1.Section 9 of the Plan is hereby amended to read in its entirety as follows:

SECTION 9. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

9.1    Recovery Policy. This Section 9 sets forth the Company’s recovery policy in respect of Erroneously Awarded Compensation (as defined below) and shall be interpreted consistently with the intent to comply with the requirements of Section 303A.14 of NYSE’s Listed Company Manual (the “Listed Company Manual”).

9.2     Definitions. Unless the context otherwise requires, the following terms have the meaning set forth in the Listed Company Manual, which is as follows:

“Executive Officer” means the Company’s principal executive officer (referred to in the Listed Company Manual as “president”), principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

“Incentive-Based Compensation is any Final Award that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received.” Incentive-Based Compensation is deemed Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

9.3    Recovery Policy

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company shall recover reasonably promptly from each Executive Officer the amount, if any, of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts (“Erroneously Awarded Compensation”), computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received.

This Recovery Policy applies to all Incentive-Based Compensation Received by a person: (A) after beginning service as an Executive Officer, (B) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (C) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in this Section 9 and, if applicable, to any transition period as set forth in Section 303A.l4.

9.4    Additional Rules

    (i)    For purposes of this Section 9, the Company shall be deemed to be required to prepare an accounting restatement as of the earlier of (a) the date the Board or a committee thereof, or officer of the Company authorized to take such action if board action is not required, concludes or reasonably should have concluded that a restatement is required or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare a restatement.

(ii)    Notwithstanding any other provision of this Section 9, the Company shall not be required to recover Erroneously Awarded Compensation to the extent that an exception set forth in Section 303A.14 (c)(1)(iv) of the Listed Company Manual (relating to impracticability by reason of expense to recover, violations of certain laws, or anti-alienation rules for tax-qualified plans) applies.

(iii)    The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation.

(iv)    The Company shall maintain documentation related to enforcement of this Recovery Policy in accordance with the requirements of the Listed Company Manual.

(v)    The Company’s recovery obligation under this Section 9 shall not be affected by if or when restated financial statements are filed.

9.5    Other Policies

In addition to the Recovery Policy set forth above, all awards under the Plan are subject to all other recovery policies and clawback procedures of the Company, each as in effect and as amended from time to time.

2.Except as expressly amended hereby, all provisions of the Plan shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Dated: July 25, 2023	By	/s/ Julie G. Duffy
Julie G. Duffy
Executive Vice President and Chief Human Resources Officer

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